                                                                  Exhibit 10(29)

                           HARRAH'S ENTERTAINMENT, INC



                                November 1, 1999



Ms. Janis L. Jones
c/o Harrah's Entertainment, Inc.
5100 W. Sahara Blvd.
Suite 200
Las Vegas, NV 89146


         Re:  Amended and Restated Severance Agreement


Dear Jan:

         Harrah's Entertainment, Inc. (the "Company") considers it essential to the best interest of its stockholders to foster the continuous employment of key management personnel. In this connection, the Board of Directors of the Company (the "Board") recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

         The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company, although no such change is now contemplated.

         In order to induce you to remain in the employ of the Company or its subsidiaries and in consideration of your agreements set forth in Subsection 2(b) hereof, the Company agrees that you shall receive the severance benefits set forth in

Janis L. Jones
November 1, 1999
Page 2


this letter agreement ("this Agreement") in the event your employment with the Company or its subsidiaries terminates subsequent to a "Change in Control of the Company" (as defined in Section 2 hereof) under the circumstances described below.

         1. TERM OF AGREEMENT. This Agreement shall commence on November 1, 1999, and shall continue in effect through December 31, 1999; provided, however, that commencing on January 1, 2000 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than January 1 of the preceding year, the Company with the approval of the Board of Directors shall have given you written notice that it does not wish to extend this Agreement; provided, further, if a Change in Control of the Company shall have occurred during the original or extended term of this Agreement, this Agreement shall automatically continue in effect for a period of twenty-four months beyond the month in which such Change in Control occurred.

         2.  CHANGE IN CONTROL.

         (a) No benefit shall be payable to you hereunder unless there shall have been a Change in Control of the Company, as set forth below. For purposes of this Agreement, a "Change in Control of the Company" shall be deemed to have occurred, subject to subparagraph (iv) hereof, if any of the events in subparagraphs (i), (ii) or (iii) occur:

                  (i) Any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than an employee benefit plan of the Company, or a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 25% or more of the Company's then outstanding voting securities carrying the right to vote in elections of persons to the Board, regardless of comparative voting power of such voting securities, and regardless of whether or not

Janis L. Jones
November 1, 1999
Page 3


         the Board shall have approved the acquisition of such securities by the acquiring person; or

                  (ii) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in clauses (i) or (iii) of this Subsection) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

                  (iii) The holders of securities of the Company entitled to vote thereon approve the following:

                           (A) A merger or consolidation of the Company with any other corporation regardless of which entity is the surviving company, other than a merger or consolidation which would result in the voting securities of the Company carrying the right to vote in elections of persons to the Board outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of (a) the Company's then outstanding voting securities carrying the right to vote in elections of persons to the Board, or (b) the voting securities of such surviving entity outstanding immediately after such merger or consolidation, or

                           (B) A plan of complete liquidation of the Company or
                  an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

Janis L. Jones
November 1, 1999
Page 4


                  (iv) Notwithstanding the definition of a "Change in Control" of the Company as set forth in this Section 2(a), the Human Resources Committee of the Board (the "Committee") shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred, and the date of the occurrence of such Change in Control and any incidental matters relating thereto, with respect to a transaction or series of transactions which have resulted or will result in a substantial portion of the assets or business of the Company (as determined, prior to the transaction or series of transactions, by the Committee in its sole discretion which determination as to whether a substantial portion is involved shall be final and conclusive) being held by a corporation at least 80% of whose voting securities are held, immediately following such transaction or series of transactions, by holders of the voting securities of the Company (as determined by the Committee in its sole discretion prior to such transaction or series of transactions which determination as to whether the 80% amount will be satisfied shall be final and conclusive). The Committee may exercise any such discretionary authority without regard to whether one or more of the transactions in such series of transactions would otherwise constitute a Change in Control of the Company under the definition set forth in this Section 2(a).

         (b) For purposes of this Agreement, a "Potential Change in Control of the Company" shall be deemed to have occurred if the following occur:

                  (i) The Company enters into a written agreement or letter of intent, the consummation of which would result in the occurrence of a Change in Control of the Company;

                  (ii) Any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control of the Company;

Janis L. Jones
November 1, 1999
Page 5


                  (iii) Any person (other than an employee benefit plan of the Company, or a trustee or other fiduciary holding securities under an employee benefit plan of the Company) who is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 9.5% or more of the Company's then outstanding voting securities carrying the right to vote in elections of persons to the Board increases such beneficial ownership of such securities by an additional five percentage points or more thereby beneficially owning 14.5% or more of such securities; or

                  (iv) The Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control of the Company has occurred.

         You agree that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control of the Company, you will remain in the employ of the Company (or the subsidiary thereof by which you are employed at the date such Potential Change in Control occurs) until the earliest of (x) a date which is six months from the occurrence of such Potential Change in Control of the Company, (y) the termination by you of your employment by reasons of Disability or Retirement (at your normal retirement age), as defined in Subsection 3(a), or (z) the occurrence of a Change in Control of the Company.

         (c) GOOD REASON. For purposes of this Agreement, "Good Reason" shall mean, without your express written consent, the occurrence after a Change in Control of the Company, of any of the following circumstances unless, in the case of paragraphs (i), (v), (vi), (vii) or (viii), such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination, as such terms are defined in Subsections 3(e) and 3(d), respectively, given in respect thereof:

                  (i) The assignment to you of any duties inconsistent with your status as an executive officer of the Company (or your status in the position held by you immediately prior to the Change in Control) or a substantial adverse alteration in the nature or status of your responsibilities from those

Janis L. Jones
November 1, 1999
Page 6


         in effect immediately prior to the Change in Control of the Company;

                  (ii) A reduction by the Company in your annual base salary as in effect on the date hereof or as the same may be increased from time to time except for an across-the-board salary reduction of a specific percentage applied to all individuals at grade levels 26 and above and all individuals in similar grade levels of any person in control of the Company;

                  (iii) The relocation of the Company's principal executive offices where you are working immediately prior to the Change in Control of the Company to a location more than 50 miles from the location of such offices immediately prior to the Change in Control of the Company or the Company's requiring you to be based anywhere other than the location of the Company's principal executive offices where you were working immediately prior to the Change in Control of the Company except for required travel on the Company's business to an extent substantially consistent with your business travel obligations during the year prior to the Change in Control;

                  (iv) The failure by the Company, without your consent, to pay to you any portion of your current compensation except pursuant to an across-the-board compensation deferral of a specific percentage applied to all individuals in grade levels 26 or above and all individuals in similar grades of any person in control of the Company, or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Company, within thirty days of the date such compensation is due;

                  (v) The failure by the Company to continue in effect any compensation plan in which you are participating immediately prior to the Change in Control of the Company which is material to your total compensation, including but not limited to, the Company's Bonus Plan, Executive Deferred Compensation Plan, Deferred Compensation Plan, Restricted

Janis L. Jones
November 1, 1999
Page 7


         Stock Plan, Stock Option Plan, or any substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed immediately prior to the Change in Control of the Company;

                  (vi) The failure by the Company to continue to provide you with benefits substantially similar to those enjoyed by you under any of the Company's pension, savings and retirement plan, life insurance, medical, health and accident, or disability plans in which you were participating at the time of the Change in Control of the Company, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed by you at the time of the Change in Control of the Company, or the failure by the Company to provide you with the number of paid vacation or PTO days to which you are entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy and/or PTO policy in effect at the time of the Change in Control of the Company;

                  (vii) The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 5 hereof; or

                  (viii) Any purported termination of your employment by the Company which is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection 3(d) hereof and the requirements of Subsection 3(b) below; for purposes of this Agreement, no such purported termination shall be effective.

Janis L. Jones
November 1, 1999
Page 8


         Your right to terminate your employment pursuant to this Agreement for Good Reason shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

         3. TERMINATION FOLLOWING CHANGE IN CONTROL (OR PRIOR TO A CHANGE IN CONTROL IN SPECIFIC CIRCUMSTANCES). If any of the events described in Subsection 2(a) hereof constituting a Change in Control of the Company shall have occurred, then following such Change in Control, you shall be entitled to the benefits provided in Subsection 4(c) hereof: (1) if your employment was terminated within six months prior to the Change of Control under the circumstances described in
Section 4.(2) below, or (2) if your employment is terminated during the term of this Agreement after such Change in Control if such termination is (y) by the Company, other than for Cause or (z) by you for Good Reason as provided in Subsection 3(c)(i) hereof or by your Voluntary Termination as provided in Subsection 3(c)(ii) hereof.

         (a) DISABILITY; RETIREMENT. If, as a result of your incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Company for six consecutive months, and within thirty days after written notice of termination is given you shall not have returned to the full-time performance of your duties, your employment may be terminated for "Disability". Termination by the Company or you of your employment based on "Retirement" shall mean termination at age 65 (or later) with ten years of service or retirement in accordance with any retirement contract between the Company and you.

         (b) CAUSE. Termination by the Company of your employment for "Cause" shall mean termination upon your engaging in willful and continued misconduct, or your willful and continued failure to substantially perform your duties with the Company (other than due to physical or mental illness), if such failure or misconduct is materially damaging or materially detrimental to the business and operations of the Company, provided that you shall have

Janis L. Jones
November 1, 1999
Page 9


received written notice of such failure or misconduct and shall have continued to engage in such failure or misconduct after 30 days following receipt of such notice from the Board, which notice specifically identifies the manner in which the Board believes that you have engaged in such failure or misconduct. For purposes of this Subsection, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without your reasonable belief that your action or omission was in the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of failure to substantially perform your duties or of misconduct in accordance with the first sentence of this Subsection, and of continuing such failure to substantially perform your duties or misconduct as aforesaid after notice from the Board, and specifying the particulars thereof in detail.

         (c) VOLUNTARY RESIGNATION. After a Change in Control of the Company and for purposes of receiving the benefits provided in Subsection 4(c) hereof, you shall be entitled to terminate your employment by voluntary resignation given at any time during the two years following the occurrence of a Change in Control of the Company hereunder, provided such resignation is (i) by you for Good Reason or (ii) by you voluntarily without the necessity of asserting or establishing Good Reason and regardless of your age or any disability and regardless of any grounds that may exist for the termination of your employment if such voluntary termination occurs by written notice given by you to the Company during the thirty days immediately following the one year anniversary of the Change in Control (your "Voluntary Termination"), provided, however, for purposes of this Subsection 3(c)(ii) only, the language "25% or more" in Subsection 2(a)(i) hereof is changed to "a majority". Such resignation shall not be

Janis L. Jones
November 1, 1999
Page 10


deemed a breach of any employment contract between you and the Company.

         (d) NOTICE OF TERMINATION. Any purported termination of your employment by the Company or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 6 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

         (e)      DATE OF TERMINATION, ETC.  "Date of Termination" shall mean:

                  (i) If your employment is terminated for Disability, thirty days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty day period), and

                  (ii) If your employment is terminated pursuant to Subsection
(b) or (c) above or for any other reason (other than Disability), the date specified in the Notice of Termination (which, in the case of a termination pursuant to Subsection (b) above shall not be less than thirty days, and in the case of a termination pursuant to Subsection (c) above shall not be less than fifteen nor more than sixty days (thirty days in case of your Voluntary Termination), respectively, from the date such Notice of Termination is given); provided that if within fifteen days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this provision), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been

Janis L. Jones
November 1, 1999
Page 11


perfected); provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue you as a participant in all compensation, bonus, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Subsection. Amounts paid under this Subsection are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

         4. COMPENSATION UPON TERMINATION FOLLOWING A CHANGE OF CONTROL (OR IF TERMINATION OCCURS PRIOR TO A CHANGE IN CONTROL IN SPECIFIC CIRCUMSTANCES). Following a Change in Control of the Company as defined in Subsection 2(a), then: (1) upon termination of your employment after such Change in Control, or
(2) notwithstanding anything in this Agreement to the contrary, if termination of your employment occurred within six months prior to the Change in Control if such termination was by the Company without Cause by reason of the request of the person or persons (or their representatives) who subsequently acquire control of the Company in the Change of Control transaction, you shall be entitled to the following benefits:

         (a)      Deleted.

         (b) If your employment shall be terminated by the Company for Cause, the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus the Company shall pay all other amounts and honor all rights to which you are entitled under any compensation plan of the Company at the time such payments are due, and the Company shall have no other obligations to you under this Agreement.

Janis L. Jones
November 1, 1999
Page 12


         (c) If your employment shall be terminated (y) after a Change of Control, by the Company other than for Cause or (z) after a Change of Control, by you for Good Reason or by your Voluntary Termination as provided in Subsection 3(c)(ii), or (yy) within six months prior to a Change of Control, by the Company under the circumstances described in Section 4.(2) above, then you shall be entitled to the benefits provided below:

                  (i) The Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation or benefit plan of the Company, at the time such payments are due;

                  (ii) In lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Company shall pay as severance pay to you a lump sum severance payment (the "Severance Payment") equal to 3.0 times the average of the Annual Compensation (as defined below) payable to you by the Company or any corporation affiliated with the Company within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"). Annual Compensation is defined to consist of two components: (a) Your annual salary in effect immediately prior to the Change in Control or in effect as of the Date of Termination, whichever annual salary is higher. Your annual salary for this purpose will be determined without any reduction for deferrals of such salary under any deferred compensation plan (qualified or unqualified) and without any reduction for any salary reductions used for making contributions to any group insurance plan of the Company or its affiliates and also without reduction for any other deductions from salary for any reason; plus (b) The average of your annual bonuses under the Company's Annual Management Bonus Plan, or any substitute or successor plan including the Key Executive Officer Annual Incentive Plan, for the three highest calendar years, in terms of annual bonus paid to you in such years, during the five calendar years preceding the calendar year in which the Change in Control occurred. Your annual bonuses for this purpose will be

Janis L. Jones
November 1, 1999
Page 13


         determined without any reduction for deferrals under any deferred compensation plan (qualified or unqualified) and without any reduction for salary reductions used for making contributions to any group insurance plan of the Company or its affiliates and also without reduction for any other deductions from bonus for any reason. If you were not employed by the Company or its affiliates for a sufficient period of time to receive annual bonuses during each of the five calendar years before the Change in Control occurred, then the average bonus will be measured using the three highest calendar years, in terms of annual bonus paid to you, in all the consecutive calendar years immediately preceding the date the Change in Control occurred. If you were not eligible for three years of bonuses paid during the calendar years immediately preceding the date the Change in Control occurred, then the average bonus will be the average of the annual bonuses that were paid to you during such time under such Plan. If you were not eligible for any bonus during such time because of not being employed by the Company for a sufficient period of time to qualify for a previous bonus payment, then Annual Compensation will only consist of the salary component as provided above and will not include a bonus component.

                  (iii) The Company shall also pay to you a pro rata amount of your target bonus (the bonus amount for your grade level assuming 100 bonus points are earned) as shown on the matrix for the Annual Management Bonus Plan (or any substitute or successor plan) attributable to the bonus plan year which contains your Date of Termination, regardless of whether or not any bonus is determined to be actually earned for such year, provided that the target bonus for calculating this pro rata payment will not be less than the target bonus under such Plan for the Plan year that contains the day immediately prior to the Change in Control (which target bonus will be the one that applies to your grade level at that time) regardless of whether or not any bonus was payable for such year. The pro-rata amount will be based on the percentage of days of your employment in the calendar year of the Date of Termination. For example, if

Janis L. Jones
November 1, 1999
Page 14


         the Date of Termination is October 1 in a year with 365 days, with October 1 counted as the last day of employment for a total of 274 days of employment that year, then the pro-rata amount will be 75.06849% of target bonus (274 days divided by 365 days). In addition, the Company shall pay to you the amounts of any compensation or awards payable to you or due to you under any incentive compensation plan of the Company including, without limitation, the Company's Restricted Stock Plan, Stock Option Plan (the "Option Plan") and Annual Management Bonus Plan (or any substitute or successor plan including the Key Executive Officer Annual Incentive Plan) and under any agreements with you in connection therewith, and shall make any other payments and take any other actions and honor such rights you may have accrued under such plans and agreements including any rights you may have to payments after the Date of Termination, which will include the payment to you of any bonus earned during the bonus year fully completed prior to the Date of Termination if such Date of Termination occurs prior to the payment date for such bonus, it being understood, however, that the pro-rata payment provided for in the first sentence of this paragraph 4(c)(iii) is in lieu of any bonus earned for the bonus plan year during which occurred the Date of Termination.

                  (iv) In lieu of shares of common stock of the Company or any securities of a successor company which shall have replaced such common stock ("Company Shares") issuable upon exercise of outstanding and unexercised options (whether or not they are fully exerciseable or "vested"), if any, granted to you under the Option Plan including options granted under the plan of any successor company that replaced or assumed the options under said Option Plan ("Options") (which Options shall be cancelled upon the making of the payment referred to below), you shall receive an amount in cash equal to the product of (y) the excess of the higher of the closing price of Company Shares as reported on the New York Stock Exchange on or nearest the Date of Termination (or, if not listed on such exchange, on a nationally recognized exchange or quotation system on which trading volume in Company Shares is highest) or the

Janis L. Jones
November 1, 1999
Page 15


         highest per share price (including cash, securities and any other consideration) for Company Shares actually paid in connection with any change in control of the Company, over the per share exercise price of each Option held by you (whether or not then fully exercisable or "vested"), times (z) the number of Company Shares covered by each such option.

                  (v) The Company shall also pay to you all legal fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder).

                  (vi) In the event that you become entitled to the payments (the "Severance Payments") provided under paragraphs (ii), (iii), and
         (iv), above (and Subsections (d) and (e), below), and if any of the Severance Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code, the Company shall pay to you at the time specified in paragraph (vii), below, an additional amount (the "Gross-Up Payment") such that the net amount retained by you (such net amount to be the amount remaining after deducting any Excise Tax on the Severance Payments and any federal, state and local income tax and Excise Tax payable on the payment provided for by this paragraph), shall be equal to the amount of the Severance Payments after deducting normal and ordinary taxes but not deducting (a) the Excise Tax and (b) any federal, state and local income tax and Excise tax payable on the payment provided for by this paragraph. For example, if the Severance Payments are $1,000,000 and if you are subject to the Excise Tax, then the Gross-Up Payment will be such that you will retain an amount of $1,000,000 less only any normal and ordinary taxes on such amount. (The Excise Tax and federal, state and local taxes and any Excise Tax on the payment provided by

Janis L. Jones
November 1, 1999
Page 16


         this paragraph will not be deemed normal and ordinary taxes). For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax, the following will apply:

                           (A) Any other payments or benefits received or to be
                  received by you in connection with a Change in Control of the Company or your termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control of the Company or any person affiliated with the Company or such person) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and acceptable to you such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax;

                           (B) The amount of the Severance Payments which shall
                  be treated as subject to the Excise Tax shall be equal to the lesser of (y) the total amount of the Severance Payments or
                  (z) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (A), above); and

                           (C) The value of any non-cash benefits or any
                  deferred payment or benefit shall be determined by the Company's independent auditors in accordance with proposed, temporary or final regulations under Sections 280G(d)(3) and
                  (4) of the Code or, in the absence of

Janis L. Jones
November 1, 1999
Page 17


         such regulations, in accordance with the principles of Section 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay Federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence on the Date of Termination, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the amount of Excise Tax attributable to Severance Payments is subsequently determined to be less than the amount taken into account hereunder at the time of termination of your employment, you shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and Federal (and state and local) income tax imposed on the Gross-Up Payment being repaid by you if such repayment results in a reduction in Excise Tax and/or a Federal (and state and local) income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax attributable to Severance Payments is determined to exceed the amount taken into account hereunder at the time of the termination of your employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment to you in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

                  (vii) The payments provided for in paragraphs (ii), (iii),
         (iv) and (vi) above, shall be made not later than the fifth day following the Date of Termination (or following

Janis L. Jones
November 1, 1999
Page 18


         the date of the Change in Control if your employment is terminated under the circumstances described in Section 4.(2) above), provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to you on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination (or following the date of the Change in Control if your employment is terminated under the circumstances described in Section 4.(2) above). In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to you payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

         (d) If your employment shall be terminated (y) by the Company other than for Cause, or (z) by you voluntarily for Good Reason or by your Voluntary Termination, or by the Company within six months prior to a Change in Control under the circumstances described in Section 4.(2) hereof, then for a twenty-four month period after such termination, the Company shall arrange to provide you with life, disability, accident and health insurance benefits substantially similar to those which you are receiving immediately prior to the Notice of Termination. Benefits otherwise receivable by you pursuant to this Subsection 4(d) shall be reduced to the extent comparable benefits are actually received by you during the twenty-four month period following your termination, and any such benefits actually received by you shall be reported to the Company.

         (e) In the event a Change in Control of the Company occurs while you are employed with the Company or its affiliates but after you and the Company have executed an agreement that expressly provides for your subsequent retirement including an agreement that expressly provides for your early retirement, then

Janis L. Jones
November 1, 1999
Page 19


the present value, computed using a discount rate of 8% per annum, of (i) the total amount of all unpaid deferred payments as payable to you in accordance with the payment schedule that you elected when the deferral was agreed to and using the plan interest rate applicable to your situation, including, without limitation, any unpaid deferred payments to be paid to you under the Company's Executive Deferred Compensation Plan and the Company's other deferred compensation plans, and (ii) the total amount of all other payments payable or to become payable to you or your estate or beneficiary under such retirement agreement (other than payments payable pursuant to a plan qualified under Section 401(a) of the Internal Revenue Code) shall be accelerated and paid to you (or your estate or beneficiary if applicable) in a lump sum cash payment within five business days after the occurrence of the Change in Control of the Company. In addition, if you and the Company or its affiliates have executed such a retirement agreement and if the Change in Control of the Company occurs before the effective date of your retirement, then you shall receive the Severance Payment payable under Subsection 4(c)(ii) herein in addition to the lump sum cash payment of the present value of your total unpaid deferred payments and other payments under the retirement agreement as aforesaid. All benefits (other than the payments accelerated and paid out to you in a lump sum as provided above) to which you or your estate or any beneficiary are entitled under such retirement agreement shall continue in effect notwithstanding the Change in Control of the Company. This Subsection 4(e) shall survive your retirement.

         (f) Notwithstanding that a Change in Control shall not have yet occurred, if you so elect, by written notice to the Company given at any time after the date hereof and prior to the time such amounts are otherwise payable to you:

                  (i) The Company shall deposit with an escrow agent, pursuant to an escrow agreement between the Company and such escrow agent, a sum of money, or other property permitted by such escrow agreement, which are substantially sufficient in the opinion of the Company's management to fund payment of the following amounts to you, as such amounts become payable (provided such deposit will not be necessary to the extent

Janis L. Jones
November 1, 1999
Page 20


         the escrow already contains funds or other assets which are substantially sufficient in the opinion of the Company's management to fund such payments):

                           (A) Amounts payable, or to become payable, to you or
                  to your beneficiaries or your estate under the Company's Executive Deferred Compensation Plan and under any agreements related thereto in existence at the time of your election to make the deposit into escrow.

                           (B) Amounts payable, or to become payable, to you or
                  to your beneficiaries or your estate by reason of your deferral of payments payable to you prior to the date of your election to make the deposit into escrow under any other deferred compensation agreements between you and the Company in existence at the time of your election to make the deposit into escrow, including but not limited to deferred compensation agreements relating to the deferral of salary or bonuses.

                           (C) Amounts payable, or to become payable, to you or
                  to your beneficiaries or your estate under any executed agreement that expressly provides for your retirement from the Company (including payments described under Subsection 4(e) above) which agreement is in existence at the time of your election to make the deposit into escrow, other than amounts payable by a plan qualified under Section 401(a) of the Code.

                           (D) Subject to the approval of the Committee, amounts
                  then due and payable to you, but not yet paid, under any other benefit plan or incentive compensation plan of the Company (whether such amounts are stock or cash) other than amounts payable to you under a plan qualified under Section 401(a) of the Code.

                  (ii) Within 5 days after the occurrence of a Potential Change of Control, the Company shall deposit with an escrow

Janis L. Jones
November 1, 1999
Page 21


         agent (which shall be the same escrow agent, if one exists, acting pursuant to clause (i) of this Subsection 4(f)), pursuant to an escrow agreement between the Company and such escrow agent, a sum of money, or other property permitted by such escrow agreement, substantially sufficient in the opinion of Company management to fund the payment to you of the amounts specified in Subsection 4(c) of this Agreement.

                  (iii) It is intended that any amounts deposited in escrow pursuant to the provisions of clause (i) or (ii) of this Subsection 4(f), shall be subject to the claims of the Company's creditors, as set forth in the form of such escrow agreement.

         (g) You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Company, or otherwise (except as specifically provided in this Section 4).

         (h) In addition to all other amounts payable to you under this Section 4, you shall be entitled to receive all benefits payable to you under any benefit plan of the Company in which you participate to the extent such benefits are not paid under this Agreement.

         5.       SUCCESSORS; BINDING AGREEMENT.

         (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation

Janis L. Jones
November 1, 1999
Page 22


from the Company in the same amount and on the same terms as you would be entitled to hereunder if you terminate your employment voluntarily for Good Reason following a Change in Control of the Company, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

         (b) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

         6. NOTICES. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, by FAX if available, or by overnight courier service, addressed as follows:

         To the Company:

                           Secretary
                           Harrah's Entertainment, Inc.
                           1023 Cherry Road
                           Memphis, TN  38117
                           FAX:  901-762-8735

         To you:
                           Addressed to your name at your office address (or FAX number) with the Company or its affiliates (or any successor thereto) at the time the notice is

Janis L. Jones
November 1, 1999
Page 23


                           sent and your home address at that time; and if you are not employed by the Company at the time of the notice, your home address as shown on the records of the Company or its affiliates (or any successor thereto) on the date of the notice.

         To such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

         7. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company under Section 4 shall survive the expiration of the term of this Agreement.

         8. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         9. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but

Janis L. Jones
November 1, 1999
Page 24


all of which together will constitute one and the same instrument.

         10. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Memphis, Tennessee in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

         11. SIMILAR PROVISIONS IN OTHER AGREEMENT. The Severance Payment under this Agreement supersedes and replaces any previous severance agreement and any other severance payment to which you may be entitled under any previous agreement between you and the Company or its affiliates.

         If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our binding agreement on this subject.

                                           Very truly yours,

                                           HARRAH'S ENTERTAINMENT, INC.


                                           By:      /s/STEPHEN H. BRAMMELL
                                                    ---------------------------
                                                    Stephen H. Brammell
                                                    Senior Vice President

Agreed:

/s/ JANIS L. JONES
-------------------------
Janis L. Jones